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                                                                    Exhibit 23.9
                                                                    ------------

Independent Auditors' Consent

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-49613 of Eastern Environmental Services, Inc., on Form S-3 of our report dated April 29, 1998, with respect to the consolidated financial statements of Atlantic Waste Disposal, Inc. and subsidiaries as of and for the years ended June 30, 1997 and 1996 appearing in Eastern Environmental Services, Inc.'s Current Report on Form 8-K dated on or about April 29, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Richmond, Virginia

April 30, 1998